Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:

Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered
Debtors.

QUARTERLY FINANCIAL REPORT

AS OF OCTOBER 5, 2017

BALANCE SHEETS AND

POST-THIRTEENTH DISTRIBUTION CASH FLOW ESTIMATES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o KRISTINE DICKSON – CHIEF FINANCIAL OFFICER
277 PARK AVENUE
46th FLOOR
NEW YORK, NY 10172

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o JACQUELINE MARCUS, GARRETT A. FAIL
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: November 29, 2017

Quarterly Financial Report as of October 5, 2017 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a response (maintaining the anonymity of the originators of the questions). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as relevant, to:

QUESTIONS@lehmanholdings.com

The Company’s previously posted responses can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under the Key Documents tab and the Responses to Questions Submitted category

Quarterly Financial Report as of October 5, 2017 (Unaudited)

I. Schedule of Debtors

The twenty three entities listed below (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. As of the date hereof, the following Debtors’ chapter 11 cases remain open:

	Case No.	Date Filed (“Commencement Date”)
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc.(“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009

The following Debtors’ chapter 11 cases were closed in 2016, pursuant to final decrees entered by the Bankruptcy Court (Docket No. 51920 and No. 54163):

	Case No.	Date Filed	Date Closed
LB 745 LLC	08-13600	9/16/2008	1/28/2016
PAMI Statler Arms LLC	08-13664	9/23/2008	1/28/2016
CES Aviation LLC	08-13905	10/5/2008	1/28/2016
CES Aviation V LLC	08-13906	10/5/2008	1/28/2016
CES Aviation IX LLC	08-13907	10/5/2008	1/28/2016
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009	1/28/2016
LB Somerset LLC	09-17503	12/22/2009	1/28/2016
LB Preferred Somerset LLC	09-17505	12/22/2009	1/28/2016
East Dover Limited	08-13908	10/5/2008	12/15/2016
Luxembourg Residential Properties Loan Finance S.a.r.l.	09-10108	1/7/2009	12/15/2016
Merit LLC	09-17331	12/14/2009	12/15/2016

Quarterly Financial Report as of October 5, 2017 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussion & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Plan Administrator has made and expects to continue to make semi-annual distributions to creditors of Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Quarterly Financial Report, including the Balance Sheets, Notes to the Balance Sheets, and Post-Thirteenth Distribution Cash Flow Estimates (the “Quarterly Financial Report”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company” or “Controlled Affiliates”). The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

The Company has prepared the Quarterly Financial Report based on the information available to the Company at the date of filing; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Quarterly

Financial Report is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

In preparing the Quarterly Financial Report, the Company made various estimates and assumptions based on information available to the Company. As such, this report contains forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Accordingly, the financial information herein is subject to change and any such change may be material.

The Quarterly Financial Report should be read in conjunction with the Company’s previous filings, including Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, other Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Quarterly Financial Report:

•	Reflects activities through October 5, 2017, including the thirteenth Plan Distribution (“D13”)

•	Is not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Does not reflect period-end adjustments, including accruals; and

•	Includes certain items that remain under continuing review by the Company and may be accounted for differently in future Quarterly Financial Reports.

Trends and Uncertainties

The Company owns real estate, private equity investments, loans, derivative contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Quarterly Financial Report, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities;

•	investment grade corporate bonds and commercial paper; and

•	AAA-rated asset-backed securities secured by auto loans and credit card receivables.

As of October 5 2017, the majority of the Company’s short-term investments were scheduled to mature by December 31, 2017.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of October 5, 2017:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

($ in millions)	LBHI	LBSF	LCPI	Other	Total

Reserves for Claims:
Disputed unsecured claims (1)	$1,576	$805	$0	$139	$2,519	$—	$2,519
Distributions on Allowed Claims (not remitted)	3	0	0	1	4	—	4
Secured, Admin, Priority Claims and Other	64	35	2	12	113	—	113

Subtotal, Claims Reserves	1,643	840	2	151	2,636	—	2,636

Citibank (2)	—	—	—	—	—	—	—
Other (3)	106	—	0	—	106	22	128

Total	$1,749	$840	$2	$151	$2,743	$22	$2,764

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the thirteenth Plan Distribution on October 5, 2017. Amounts of claim reserves at LBSF exclude amounts invested in a loan to LBHI in the amount of $352 million (refer to Note 6 – Receivables from Controlled Affiliates and Other Assets).

(2)	Represents cash deposited prior to the Commencement Date by the Company in connection with certain requests and/or documents executed by the Company and Citibank N.A. and certain of its affiliates (“Citibank”). Since the Commencement Date, the Company had recorded reserves against this cash in Secured Claims Payable to Third Parties because Citibank had asserted secured claims. On September 29, 2017, Citibank, LBHI and certain other Debtors entered into a settlement agreement (the “Citibank Settlement”) (refer to Note 12 – Legal Proceedings for additional information on the Citibank Settlement), which was subsequently approved by the Bankruptcy Court on October 13, 2017 [see Docket No. 56466]. Cash activity related to the Citibank Settlement is reflected in the October 5, 2017 Balance Sheets as follows:

(i)	Approximately $2.1 billion of cash that had been deposited at Citibank and restricted since the Commencement Date was released to Citibank, and Citibank retained $350 million of this cash; and

(ii)	Various Debtors recorded receivables for the $1.74 billion to be paid by Citibank in November 2017 (LBHI $1.63 billion, LBCC $86 million, LBCS $18 million, and LBSF $11 million).

(3)	Includes: (i) $42 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), and (ii) $86 million of various miscellaneous items.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of October 5, 2017 by asset portfolio, and the changes in recovery values since the previously filed Quarterly Financial Report as of June 30, 2017:

		Activity 07/01/17—10/05/17

	Inventory as of	Transfers and	Recovery		Inventory as of
$ in millions	June 30, 2017	Reclassifications (1)	Value Change (2)	Cash Activities (3)	October 5, 2017
Commercial Real Estate
Debtors:
Lehman Commercial Paper Inc.	95	—	21	(56)	59

Subtotal Debtors	95	—	21	(56)	59
Debtor-Controlled	17	(39)	(9)	41	10

Total Commercial Real Estate	112	(39)	12	(15)	70

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc.	24	—	13	(34)	3
Lehman Commercial Paper Inc.	12	—	1	(0)	12

Subtotal Debtors	36	—	14	(34)	15
Debtor-Controlled	29	(27)	(2)	(0)	0

Total Loans and Residential Real Estate	65	(27)	12	(35)	15

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	3	—	4	(4)	3
Lehman Commercial Paper Inc.	3	—	—	—	3

Subtotal Debtors	6	—	4	(4)	6
Debtor-Controlled	661	(350)	(47)	(157)	108

Total Private Equity / Principal Investments	667	(350)	(43)	(161)	114

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	61	—	4	(10)	56

Subtotal Debtors	61	—	4	(10)	56
Debtor-Controlled	0	—	0	—	0

Total Derivative Receivables and Related Assets	61	—	4	(10)	56

Totals	$905	$(415)	$(14)	$(221)	$255

(1)	As a result of the LUK and LPTSI Sale (Refer to Note 7 – Investments in Affiliates, LUK and LPTSI Stock and Note Sale), inventory positions owned by Lehman Pass-Through Securities Inc. (“LPTSI”) and Lehman Brothers U.K. Holdings (Delaware) Inc. (“LUK”) were deconsolidated as follows:

(i)	$39 million from Commercial Real Estate,

(ii)	$27 million from Loans and Residential Real Estate; and

(iii)	$350 million from Private Equity / Principal Investments.

(2)	Represents adjustments to recovery values based on changes in market prices, realized gains or losses from assets sales above or below previously recorded recovery values, assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.

(3)	Cash activities are presented net of disbursements. Amounts may differ from previously filed Schedules of Cash Receipts and Disbursements mainly due to timing and classification differences. Cash activities include (i) collections on open and terminated trades in Derivative Receivables and Related Assets, net of hedging activities, (ii) the sale of a Commercial Real Estate asset from LCPI to LPTSI of $49 million, and (iii) the sale of an interest in a limited partnership in the PEPI portfolio from LBREPP III LP Holdings, LP to LPTSI SLP III LLC of $63 million, in exchange for a post-petition receivable from LBHI.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes real estate owned properties, joint venture equity interests in commercial properties, and other real estate-related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value, and third party analyses.

As of October 5, 2017, the Company estimated the aggregate remaining recovery value for the Commercial Real Estate portfolio at $70 million. Between June 30, 2017 and October 5, 2017, the Company (i) monetized $15 million of inventory, and (ii) increased the estimated recovery value for the portfolio by $12 million.

Loans and Residential Real Estate

The Loans and Residential Real Estate portfolio includes commercial term loans with fixed maturity dates, and residential mortgage-backed securities.

The Company utilizes internal pricing models, which incorporate current market prices and historical and estimated future cash flows to determine the recovery values of loans. Recovery values for mortgage-backed securities are based primarily on third-party valuation analyses, which generally include market prices for similar assets and various pricing assumptions.

Potential future recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements (refer to the Mortgage Sellers litigation in Note 12 – Legal Proceedings, for additional information) are excluded from estimated recovery values, as the outcomes, many of which are subject to litigation, are uncertain and contingent upon various legal factors outside of the Company’s control.

As of October 5, 2017, the Company estimated the aggregate remaining recovery value for the Loans and Residential Real Estate portfolio at $15 million. Between June 30, 2017 and October 5, 2017, the Company (i) monetized $35 million of inventory, and (ii) increased the estimated recovery value for the portfolio by $12 million.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and related funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading and transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

As of October 5, 2017, the Company estimated the aggregate remaining recovery value for the Private Equity / Principal Investments portfolio at $114 million. Between June 30, 2017 and October 5, 2017, the Company:

•	monetized $161 million of inventory, primarily driven by the sale of the Company’s remaining interest in Formula One, and

•	decreased the estimated recovery value for the portfolio by $43 million.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Derivative Assets and Derivative Liabilities

Derivative assets and Derivative liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivative assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For derivative litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 12 – Legal Proceedings, estimated recoveries are recorded at zero unless one of the following conditions are met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amounts; or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Balance Sheets reflect estimated recovery values at the value locked in.

Derivative claims are recorded in Liabilities Subject to Compromise as follows:

(i)	Resolved claims are recorded at values agreed by the Company; and

(ii)	Unresolved claims are recorded at amounts estimated to be allowed by the Company.

Derivative claims recorded by LBSF include LBSF’s obligations under the RACERS swaps (refer to Section IV.I.b of the Disclosure Statement).

As of October 5, 2017, the Company estimated the aggregate remaining recovery value for the Derivatives portfolio at $56 million. Between June 30, 2017 and October 5, 2017, the Company (i) collected $10 million from settlements related to special purpose vehicles and various other counterparties; and (ii) increased the estimated recovery value for the portfolio by $4 million.

As of October 5, 2017, the Company estimated aggregate Derivative liabilities, before any distributions, at $23.5 billion.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 6 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets

Receivables from Debtors and Debtor-Controlled Entities and Other Assets includes: (i) $1.7 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities, and (ii) $2.1 billion of other assets.

The following table summarizes the main components of Receivables from Debtors and Debtor-Controlled Entities and Other Assets as of October 5, 2017:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Secured Notes (1)	$—	$—	$352	$1,117	$1,469	$69	$1,538
Fundings and other activites (2)	103	0	2	85	189	19	208

Receivables from Debtors and Debtor-Controlled Entities	103	0	354	1,202	1,658	88	1,746

Receivable related to Fenway (3)	80	—	—	—	80	—	80
Affiliate Claims (4)	145	—	11	0	157	0	157
Receivables from Citibank (5)	1,720	—	1	23	1,743	—	1,743
Receivable from Brookfield (6)	52	—	—	—	52	—	52
Other	26	0	(0)	0	26	51	78

Total Other Assets	2,023	0	12	24	2,058	51	2,109

Total Receivables from Debtors and Debtor-Controlled Entities and Other Assets	$2,125	$0	$366	$1,225	$3,716	$139	$3,855

(1)	Includes:

(i)	loans to LBHI from LOTC of $484 million, LBCC of $74 million, and a Debtor-Controlled Entity of $69 million, secured by LBHI assets;

(ii)	loans to LCPI from LBFP of $241 million, LBCC of $110 million, and LBDP of $167 million, secured by LCPI assets;

(iii)	a loan to LBSF from LBCC of $41 million, secured by LBSF assets; and

(iv)	an investment of $352 million of LBSF’s cash reserves for disputed claims in secured notes issued by LBHI [see Docket No. 50558].

(2)	Includes (i) $103 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations; and (ii) $92 million related to the Citibank Settlement that will be paid to LBHI for the benefit of LBSF and LBCC.

(3)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $150 million of payments received by LBHI as a result of Plan Distributions.

(4)	Represents $157 million of affiliate claims acquired through settlements with third parties valued at estimated recoveries, net of distributions.

(5)	Represents receivables from Citibank that were recorded as a result of the Citibank Settlement (refer to Note 12 – Legal Proceedings for additional information on the Citibank Settlement). In November 2017, the Debtors received a payment of $1.743 billion from Citibank.

(6)	Represents a receivable from Brookfield that was recorded as a result of the LUK and LPTSI Sale. Refer to Note 7 – Investments in Affiliates, LUK and LPTSI Stock and Note Sale, for additional information on the sale.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 6 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI then allocated on a quarterly basis to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset and claim portfolios, such as asset management and claim staff, professional fees and technology costs to support the asset and claim portfolios, are allocated among legal entities based on the (a) pro rata ownership of inventory within each asset portfolio, and (b) pro rata claims for certain claim categories;

(iii)	Costs associated with general claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among Debtors based on outstanding unresolved claims and estimated future distributions.

The Company continually reviews the methodology for allocating costs, and adjustments are reflected in the Balance Sheets.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 7 – Investments in Affiliates

Investments in Debtor-Controlled Entities are recorded in the Balance Sheets at book values. Investments in Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc. (“ALI”)), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Debtor-Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Aurora establishes accruals for loss contingencies as it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the

Balance Sheets due to significant costs related to litigation, wind down and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

LUK and LPTSI Stock and Note Sale

Pursuant to an agreement among LBHI, LPTSI, LUK, and Brookfield Asset Management Inc. and certain of its affiliates (“Brookfield”), on August 10, 2017, (the “LUK and LPTSI Sale”) Brookfield acquired from LBHI (i) 45% of LBHI’s equity in LUK and LTPSI and (ii) approximately $225 million in unsecured receivables from LUK and LPTSI. The agreement provided for, among other things, payment to LBHI of $485 million, up to an additional $80 million of contingent, deferred consideration based on LUK’s future collection on LUK’s claims against a Non-Controlled Affiliate, and the transfer to LBHI of LUK’s claims against the Non-Controlled Affiliate under certain circumstances. LUK and LPTSI each hold a portfolio of investment assets, including but not limited to, interests in commercial real estate, private equity investments, and receivables from affiliates.

In August 2017, LBHI received the $485 million.

In September 2017, LBHI received $28 million of the maximum $80 million contingent, deferred consideration.

On the October 5, 2017 Balance Sheets, LBHI recorded an investment in LUK and LPTSI in Investments in Affiliates of approximately $420 million to reflect anticipated future recoveries from LBHI’s remaining 55% equity interest.

On August 31, 2017, LUK and LPTSI each filed a chapter 11 petition in the Bankruptcy Court. Additional information and filings in the case can be found at www.lehman-docket.com in the “Related Debtors Information” section.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities

The table below presents the Due from/to Debtors and Debtor-Controlled Entities balances as of October 5, 2017, and the related activity since the previously filed Quarterly Financial Report as of June 30, 2017:

		Activity 7/1/17 - 10/5/17
$ in millions	As of June 30, 2017	Cash Receipts	Cash Distributions	Claim Assignments (1)	Plan Related Adjustments	Post-Petition Interest	Withdrawal / Debt Forgiveness	As of October 5, 2017
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$21,311	$(1,584)	$—	$106	$(3)	$17	$(1)	$19,847
Lehman Commercial Paper Inc.	5,107	(58)	—	216	(0)	40	(31)	5,274
Lehman Brothers Special Financing Inc.	471	(57)	—	—	(4)	15	—	424
Other Debtors	502	(18)	—	—	(3)	—	3	484

Subtotal Debtors	27,390	(1,717)	—	323	(10)	72	(29)	26,029

Debtor-Controlled	3,700	(26)	—	(1,225)	—	—	0	2,449

Total	$31,090	$(1,743)	$—	$(902)	$(10)	$72	$(28)	$28,479

Due To Controlled (2)
Debtors:
Lehman Brothers Holdings Inc.	$4,480	$—	$(37)	$(512)	$—	$—	$0	$3,931
Lehman Commercial Paper Inc.	3,539	—	(493)	(19)	(10)	—	—	3,017
Lehman Brothers Special Financing Inc.	10,260	—	(38)	304	(0)	—	—	10,525
Other Debtors	364	—	(22)	9	—	92	(15)	429

Subtotal Debtors	18,644	—	(590)	(219)	(10)	92	(15)	17,902

Debtor-Controlled	11,697	—	(1,019)	(206)	—	—	(29)	10,443

Total	$30,340	$—	$(1,609)	$(425)	$(10)	$92	$(44)	$28,345

(1)	Claim Assignments, net of distributions, primarily includes:

(i)	the sale by LBHI of its unsecured receivables from LUK and LPTSI of approximately $225 million in aggregate, as a result of the LUK and LPTSI Sale;

(ii)	the deconsolidation of claims of approximately $477 million into certain Debtors previously held by LUK and LPTSI, as a result of the LUK and LPTSI Sale;

(iii)	the sale by certain Debtor-Controlled Entities of claims into certain Debtors to LBHI and LCPI of approximately $548 million in aggregate, as a result of corporate restructuring activities to facilitate the Company’s wind down; and

(iv)	the recording at LBHI of Allowed Claims of approximately $304 million and $9 million against LBSF and LBCS, respectively, as a result of the Citibank Settlement.

(2)	“Due to Debtors and Debtor-Controlled Entities” balances are reflected in Liabilities Subject to Compromise on the October 5, 2017 Balance Sheets.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Debtors and Debtor-Controlled Entities for Debtors as of October 5, 2017:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$175	$(10,162)	$818	$(2,718)	$28	$(209)	$1,021	$(13,090)
LB Special Financing Inc	10,162	(175)	—	—	96	(186)	267	(53)	10,525	(415)
Lehman Commercial Paper Inc	2,718	(818)	186	(96)	—	—	113	(145)	3,017	(1,059)
Structured Asset Securities Corp	66	—	—	—	—	(113)	—	—	66	(113)
LB Commodity Services Inc	76	(0)	—	(267)	—	(0)	—	(0)	76	(267)
LB Commercial Corporation	68	(20)	53	—	145	—	0	—	266	(20)
LB OTC Derivatives Inc	0	—	0	—	—	—	—	—	0	—
Other Debtors	0	(8)	0	—	—	—	0	(0)	0	(8)
RACERS Claims (1)	616	—	—	—	—	—	—	—	616	—

Total Debtors	$13,706	$(1,021)	$415	$(10,525)	$1,059	$(3,017)	$408	$(408)	$15,587	$(14,971)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,376)	—	—	2,426	—	0	—	2,426	(2,376)
LB I Group Inc:
LB I Group Inc (PCO)	1,548	—	6	—	43	—	0	—	1,597	—
LB Offshore Partners Ltd	347	—	—	—	1	—	—	—	348	—
DL Mortgage Corp	—	0	0	—	747	—	(0)	—	748	0
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	785	0	—	—	—	—	—	0	785	0
Other:
Pami Ali LLC	1,787	(61)	1	—	998	—	0	—	2,786	(61)
Luxembourg Finance S.a.r.l.	167	—	—	—	—	—	77	—	244	—
Real Estate Private Equity Inc	628	—	—	—	—	—	—	—	628	—
SMF No.1 Limited	193	—	—	—	—	—	—	—	193	—
Repe LBREP II Holdings, L.P.	185	—	—	—	—	—	—	—	185	—
Lehman Brothers Global Services Inc.	49	—	—	—	—	—	—	—	49	—

Claims held by third parties (2)	—	(457)	—	—	—	—	—	(20)	—	(477)

Other	453	(11)	1	—	—	—	—	(2)	454	(12)

Total Debtor-Controlled Entities	$6,141	$(2,905)	$9	$—	$4,215	$—	$77	$(22)	$10,442	$(2,927)

Total	$19,847	$(3,926)	$424	$(10,525)	$5,274	$(3,017)	$484	$(429)	$26,029	$(17,897)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

(2)	“Claims held by third parties” represent claims, net of distributions, originally held by LUK.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Affiliates balances for Debtor-Controlled Entities as of October 5, 2017:

	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		Other Debtor- Controlled Entities
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to

Debtors:
Lehman Brothers Holdings Inc.	$2,376	$(0)	$(0)	$(1,895)	$(0)	$(785)	$72	$(3,381)
Lehman Commercial Paper Inc.	—	(2,426)	—	(791)	—	—	—	(998)
Lehman Brothers Special Financing Inc.	—	—	—	(7)	—	—	(0)	(1)
Lehman Brothers Commercial Corporation	—	—	—	—	—	—	1	—

Total Debtors	$2,376	$(2,426)	$(0)	$(2,693)	$(0)	$(785)	$73	$(4,380)

Debtor-Controlled:
314 Commonwealth Ave Inc	$45	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (1)	—	—	0	—	—	(45)	219	—
Real Estate Private Equity Inc (1)	—	—	—	—	—	—	218	(2)
LB I Group Inc.	—	—	—	—	—	—	—	(325)
Pami ALI LLC	—	(219)	297	—	—	—	1	(218)
Other	—	(0)	28	(25)	0	0	2	(136)

Total Debtor-Controlled Entities	$45	$(219)	$325	$(25)	$0	$(45)	$439	$(680)

Total	$2,421	$(2,644)	$325	$(2,718)	$(0)	$(830)	$513	$(5,060)

Non-Controlled Affiliates: (2)
Lehman Brothers ODC 1 Ltd	—	—	—	—	—	—	92	—
LB UK RE Holdings Limited	—	—	—	—	6	—	—	—
Other	0	—	0	(1)	—	—	117	(26)

Total	$0	$—	$0	$(1)	$6	$—	$209	$(26)

(1)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

(2)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates

The table below presents the Due from/to Non-Controlled Affiliates balances as of October 5, 2017, and the related activity since the previously filed Quarterly Financial Report as of June 30, 2017:

		Activity 7/1/17 - 10/5/17
$ in millions	As of June 30, 2017	Cash Receipts	Cash Distributions	Claim Assignments (1)	Plan Related Adjustments	Post-Petition Interest	Other (2)	As of October 5, 2017
Due From Non-Controlled
Debtors:
Lehman Brothers Holdings Inc.	$17,520	$(178)	$—	$(8)	$—	$5	$(158)	$17,182
Lehman Commercial Paper Inc.	135	—	—	—	—	—	(0)	135
Lehman Brothers Special Financing Inc.	701	(6)	—	—	—	—	(0)	694
Other Debtors	268	(2)	—	—	—	1	(1)	267

Subtotal Debtors	18,623	(186)	—	(8)	—	6	(158)	18,278

Debtor-Controlled	2,175	(863)	—	(1,214)	—	188	(71)	215

Total	$20,798	$(1,049)	$—	$(1,221)	$—	$195	$(229)	$18,493

Due To Non-Controlled (3)
Debtors:
Lehman Brothers Holdings Inc.	$33,046	$—	$(348)	$—	$—	$—	$—	$32,698
Lehman Commercial Paper Inc.	576	—	(70)	—	(11)	—	—	495
Lehman Brothers Special Financing Inc.	960	—	(4)	—	(0)	—	0	957
Other Debtors	1	—	—		—	—	(0)	1

Subtotal Debtors	34,584	—	(422)	—	(12)	—	0	34,151

Debtor-Controlled	31	—	(3)	—	—	—	(1)	27

Total	$34,615	$—	$(425)	$—	$(12)	$—	$(1)	$34,178

(1)	Claim Assignments primarily includes allowed claims, net of distributions, against Non-Controlled Affiliates of approximately $1,206 million previously held by LUK and LPTSI that were deconsolidated as a result of the LUK and LPTSI Sale (Refer to Note 7 – Investments in Affiliates, LUK and LPTSI Stock and Note Sale, for additional information on the sale).

(2)	“Due From Non-Controlled” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate due to changes in foreign exchange rates. Other includes the impact of movements in foreign exchange rates of approximately $211 million.

(3)	“Due to Non-Controlled” balances are included in Liabilities Subject to Compromise herein.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

The following table presents a summary of Due from/to Non-Controlled Affiliates for Debtors as of October 5, 2017:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Europe
Lehman Brothers Treasury Co B.V. (1)	$2,132	$(22,649)	$665	$—	$—	$—	$104	$—	$2,901	$(22,649)
Lehman Brothers Finance S.A.	8,627	(686)	—	—	—	—	—	—	8,627	(686)
Lehman Brothers Bankhaus A.G.	35	—	—	(109)	—	—	1	—	36	(109)
LB UK RE Holdings Limited	633	—	—	—	—	—	—	—	633	—
Lehman Brothers (Luxembourg) S.A.	340	—	—	—	—	—	—	—	340	—
Thayer Properties Limited	179	—	—	—	—	(0)	—	—	179	(0)
LB (PTG) Ltd	121	—	—	—	—	—	—	—	121	—
LB Lease & Finance No.1 Ltd	0	—	—	—	—	—	—	—	0	—
LB (Luxembourg) Equity Finance S.A	34	(55)	—	—	—	—	—	—	34	(55)
Longmeade Limited	8	—	—	—	—	(51)	—	—	8	(51)
LB RE Financing No.2 Limited	0	—	—	—	—	—	—	—	0	—
Lehman Brothers Limited	—	(239)	—	(2)	—	(1)	—	(0)	—	(242)
Lehman Brothers International (Europe) (2)	(0)	(742)	—	(548)	—	—	—	—	(0)	(1,290)
Eldon Street Holdings Limited	—	(421)	—	—	—	(0)	—	(0)	—	(422)
LB RE Financing No.3 Limited	428	—	—	—	—	—	—	—	428	—
LB Holdings Intermediate 2 Ltd	—	(202)	—	—	—	—	—	—	—	(202)
Wood Street Investments Ltd	—	(182)	—	—	—	—	—	—	—	(182)
Storm Funding Ltd	—	(98)	—	(3)	—	(33)	—	—	—	(135)

Asia
Sunrise Finance Co. Ltd	994	(19)	—	(14)	—	(0)	—	(0)	994	(32)
LB Commercial Corp. Asia Limited	768	—	—	—	—	(1)	—	—	768	(1)
Lehman Brothers Holdings Japan Inc.	833	(31)	—	—	—	—	—	—	833	(31)
LB Asia Pacific (Singapore) PTE	644	—	—	—	—	—	—	—	644	—
Lehman Brothers Japan Inc.	352	(76)	—	(128)	—	—	14	—	366	(205)
LB Asia Capital Company	342	—	29	—	133	—	148	—	651	—
LB Investments PTE Ltd	254	—	—	—	—	—	—	—	254	—
LB Securities Asia Limited	(0)	(5)	—	—	—	—	—	—	(0)	(5)

Other
Claims held by third parties (3)	—	(7,109)	—	(82)	—	(387)	—	(1)	—	(7,579)
Other	457	(189)	0	(70)	2	(21)	—	(1)	460	(281)

Total	$17,182	$(32,703)	$694	$(957)	$135	$(495)	$267	$(1)	$18,278	$(34,155)

(1)	LBT is included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in LBT.

(2)	LBHI owns allowed claims against LBIE in the aggregate face amount of £356 million.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(3)	“Claims held by third parties” represent claims, net of distributions, originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, that are currently held by third parties, including:

($ in millions)
Original creditor	LBHI	LBSF	LCPI	Total
Lehman Brothers Bankhaus A.G.	$(4,906)	$—	$(259)	$(5,166)
Lehman Brothers Securities NV	(504)	(46)	—	(550)
Storm Funding Ltd	(522)	—	—	(522)
LB Asia Capital Company	(407)	—	—	(407)
Lehman Re Limited	(276)	(15)	(87)	(378)
LB Securities Asia Limited	(129)	—	—	(129)
Lehman Brothers Asia Limited	(121)	—	—	(121)
Lehman Brothers Futures Asia Limited	(57)	—	—	(57)
Lehman Brothers Asia Holdings Limited	—	(21)	(41)	(62)
Other	(188)	(0)	(0)	(188)

Total Claims held by third parties	$(7,109)	$(82)	$(387)	$(7,579)

The following table presents, on an aggregate basis for Debtors and Debtor-Controlled Entities, admitted claims, receivables, and collections to date from Non-Controlled Affiliates:

$ in millions	Local Currency	Admitted Claims in Local Currency	Collections To Date in Local Currency (5)	Admitted and Unsettled Filed Claims in USD (3)	Collections To Date in USD (5)	Net Receivables in USD
Europe
Lehman Brothers Finance S.A.	CHF	9,582	(1,158)	9,811	(1,183)	8,627
Lehman Brothers Treasury Co B.V.	USD	4,342	(1,517)	4,342	(1,517)	2,825
Lehman Brothers Treasury Co B.V. (1)	Various	—	—	113	(37)	76
Lehman Brothers Bankhaus A.G.	EUR	203	(202)	237	(236)	1
Lehman Brothers Bankhaus A.G. - Assigned (2)	EUR	9,383	(9,353)	10,983	(10,948)	35
LB UK RE Holdings Limited	GBP	1,188	(701)	1,558	(919)	639
Lehman Brothers (Luxembourg) S.A.	EUR	759	(468)	889	(548)	340
Lehman Brothers International (Europe)	GBP	359	(359)	473	(473)	—
LB RE Financing No.3 Limited	GBP	353	(27)	464	(35)	428
LB Commercial Mortgage Conduit Ltd	GBP	240	(222)	315	(291)	23
Thayer Properties Limited	GBP	172	(36)	225	(47)	179
LB (PTG) Ltd	GBP	170	(78)	223	(102)	121
Lehman Brothers Holdings Plc	GBP	57	(26)	75	(34)	41
LB (Luxembourg) Equity Finance S.A	EUR	96	(67)	112	(78)	34
Longmeade Limited	GBP	43	(18)	56	(24)	33
Asia
Sunrise Finance Co. Ltd	JPY	234,022	(121,815)	2,074	(1,079)	994
Lehman Brothers Holdings Japan Inc.	JPY	178,617	(84,635)	1,583	(750)	833
LB Asia Capital Company	HKD	6,398	(1,312)	819	(168)	651
LB Asia Pacific (Singapore) PTE (4)	USD	987	(343)	987	(343)	644
LB Asia Pacific (Singapore) PTE (4)	SGD	1	—	0	—	0
LB Commercial Corp. Asia Limited	HKD	14,769	(8,771)	1,891	(1,123)	768
LB Investments PTE Ltd (4)	USD	543	(289)	543	(289)	254
LB Securities Asia Limited	HKD	3,177	(3,177)	407	(407)	0
Lehman Brothers Japan Inc.	JPY	316,198	(274,856)	2,802	(2,435)	366
GKI Development Inc.	KRW	103,363	(91,427)	91	(80)	10
Lehman Brothers Australia Ltd	AUD	111	(66)	87	(52)	35
Sail Investor PTE Ltd	USD	63	(60)	63	(60)	3
Other (6)				12,475	(11,944)	531

Total				$53,697	$(35,204)	$18,493

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(1)	Represents claims against LBT that were admitted in eight different currencies.

(2)	Includes gross claims against Lehman Brothers Bankhaus A.G. (“Bankhaus”) of €9.314 billion that were assigned as a result of the Harmonizing Resolution (refer to Note 8(c) – Settlements with Non-Controlled Affiliates, in the December 31, 2016 Balance Sheets, Docket No. 55127, for further information), net of €7.823 billion of distributions received by owners of the claims prior to the assignment of the claims to LBHI.

(3)	“Admitted and Unsettled Filed Claims in USD” includes the unsettled historical receivable balances for filed claims which have not yet been admitted.

(4)	Includes allowed claims that are deemed subordinated against LB Asia Pacific (Singapore) PTE of $366 million and LB Investments PTE Ltd of $6 million.

(5)	“Collections to Date in Local Currency” and “Collections to Date in USD” include distributions received on the claims prior to the assignments of the claims to LBHI and Debtor-Controlled Entities.

(6)	LB Lease & Finance No.1 Ltd made a final distribution, which included a distribution in kind of a £22.8 million claim against Lehman Brothers Limited that is included in “Other”.

(7)	Other claims against Lehman Brothers Finance S.A., Bankhaus, LBT and LBIE, acquired through settlements with third parties are included in Affiliate Claims receivables in the Balance Sheets (refer to Note 6 – Receivables from Controlled Affiliates and Other Assets for additional information).

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its senior claim of GBP 38 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of various outstanding legal issues currently in litigation.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim, Preferred Equity, and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to the Tier 1 Pool Threshold Amount;

(b)	For recoveries between the Tier 1 Pool Threshold Amount up to the Tier 2 Pool Threshold Amount, 70% to the Funds and 30% to LBHI2;

(c)	For recoveries between the Tier 2 Pool Threshold Amount up to the Tier 3 Pool Threshold Amount, 50% to the Funds and 50% to LBHI2; and

(d)	For recoveries above the Tier 3 Pool Threshold Amount, 25% to the Funds and 75% to LBHI2.

The “Tier 1 Pool Threshold Amount” is GBP 650 million. The “Tier 2 Pool Threshold Amount” is GBP 1.3 billion plus interest calculated at the simple rate of 2.25% from November 30, 2013. The “Tier 3 Pool

Threshold Amount” is GBP 2.2 billion plus interest calculated at the simple rate of 4.25% from November 30, 2013.

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the Key Documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Luxembourg Finance S.a.r.l. (“Lux Finance”) and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2:

•	Lux Finance receivable from LBHI2 of $749 million (including $19 million of accrued interest) was formally admitted by the Administrators of LBHI2 in August 2017 as an unsecured claim for £515 million. Lux Finance received a payment of £658 million on September 6, 2017, which reflected payment of the unsecured claim in full plus statutory interest of £143 million. The timing and amount of future payments of statutory interest are uncertain. As such, the Company has not recorded additional accrued interest that may be due to Lux Finance.

•	LB Scottish Holdings LP3 (“SLP3”) has receivables from LBHI2, which are contingent on the resolution of a number of complex legal disputes surrounding distributions from LBIE. The Company has not recorded an estimate of future recoveries on the subordinated receivables from LBHI2 of $6.139 billion (“SLP3 Sub Rec”). The Company has reserved in full for the SLP3 Sub Rec.

•	Currently, LBHI is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 9 – Payables to Debtors and Debtor-Controlled Entities and Other Liabilities

Payables to Debtors and Debtor-Controlled Entities and Other Liabilities includes: (i) $1.7 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Debtors and Debtor-Controlled Entities and Other Assets and (ii) $212 million of other liabilities.

The following table summarizes the main components of Payables to Debtors and Debtor-Controlled Entities and Other Liabilities as of October 5, 2017:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Secured Notes (1)	$979	$518	$41	$—	$1,538	$—	$1,538
Fundings and other activites (2)	102	2	0	9	112	96	208

Payables to Controlled Affiliates	1,081	520	41	9	1,650	96	1,746

Distributions on Allowed Claims (not remitted)	3	0	0	—	3	—	3
Misdirected wires	42	—	—	—	42	—	42
Payable to Lehman Brothers U.K. Holdings (Delaware) Inc. (3)	55	—	—	—	55	—	55
Other	18	9	0	1	28	84	112

Total Other Liabilities	118	9	0	1	128	84	212

Total Payables to Controlled Affiliates and other liabilities	$1,199	$529	$41	$9	$1,778	$180	$1,958

Refer to Note 6 - Receivables from Debtors and Debtor-Controlled Entities and Other Assets for footnote 1 through 2 explanations.

(3)	Represents payables to LUK, which were previously reflected in Due from/to Debtors and Debtor-Controlled Entities on the June 30, 2017 Balance Sheets and subsequently reclassified as a result of the LUK and LPTSI Sale (refer to Note 7 – Investments in Affiliates, LUK and LPTSI Stock and Note Sale).

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 10 – Taxes Payable

Taxes payable is an estimate of tax liabilities, net of the estimated impact of any refund claims, deposits and net operating losses (“NOL”). Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) (see below for further information).

As of October 5, 2017, the Company has recorded an estimate of $140 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities.

Debtor Allocation Agreement

The Debtor Allocation Agreement, which became effective on the Effective Date, addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state/local income taxes for pre-petition and post-petition years. Pursuant to the DAA, any tax receivables or payables related to pre-petition, consolidated group taxes, including the IRS refund, are treated as allowed pre-petition claims between LBHI and other Debtors and Debtor-Controlled Entities and subject to set-off or recoupment.

Net Operating Losses

The NOLs of the LBHI Tax Group (including Debtor-Controlled Entities) are subject to audit and adjustment by the IRS and primarily expire in or about 2028. Substantially all of the LBHI Tax Group’s current consolidated net operating loss carryovers are attributable to the Debtors. The Plan provides for an orderly liquidation of the Debtors. As previously disclosed in the Company’s Quarterly Financial Report as of March 31, 2012 [Docket No. 29731], the LBHI Tax Group received a private letter ruling from the IRS in connection with the Plan going effective that stated (i) the liquidation of the Debtors for U.S. federal income tax purposes may occur over an extended period, and (ii) the reduction of the LBHI Tax Group’s NOLs as a result of the discharge of debt pursuant to the Plan generally would not occur until completion of the liquidation. Upon completion of the liquidation of the Debtors, all remaining NOLs of the Debtors will be eliminated.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 11 – Liabilities Subject to Compromise

The table below presents the Company’s estimates of claim values as of October 5, 2017 by claim category, and the changes in estimates since the previously filed Quarterly Financial Report as of June 30, 2017:

($ billions)		Period Ending October 5, 2017			October 5, 2017 Claims Balance
Claim Category	June 30, 2017 Claims Balance	Allowed Claims	Change in Estimated Active Claims	October 5, 2017 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.2	$—	$—	$99.2	$98.5	$—	$—	$0.7
Derivatives	24.1	0.0	(0.6)	23.5	0.0	0.0	21.1	2.4
Other	13.0	0.0	(0.0)	13.0	5.8	6.7	0.1	0.3

Total Direct Claims	136.3	0.0	(0.6)	135.8	104.4	6.8	21.1	3.5

Affiliate Claims Direct	108.3	0.0	0.4	108.7	58.8	23.1	21.3	5.5
Affiliate Guarantee Claims	12.7	—	—	12.7	12.7	—	—	—
Third Party Guarantee Claims	68.5	—	(0.2)	68.3	68.3	—	—	—

Total Liabilities Subject to Compromise	325.9	0.0	(0.4)	325.5	244.2	29.9	42.4	9.0

Taxes Payable	0.1	—	—	0.1	0.1	0.0	—	0.0
Secured Claims Payable to Third parties	2.0	—	(2.0)	—	—	—	—	—

Total Claims	$328.0	$0.0	$(2.4)	$325.7	$244.4	$29.9	$42.4	$9.0

Allowed Claims	320.9	0.0	—	320.9	241.0	29.9	41.6	8.4
Estimated Unresolved Claims to be Allowed	7.2	—	(2.4)	4.8	3.3	0.0	0.8	0.6

Total Claims	$328.0	$0.0	$(2.4)	$325.7	$244.4	$29.9	$42.4	$9.0

Less : Claims Distributions and other reductions (1)(2)				(150.7)	(99.4)	(25.3)	(18.2)	(7.9)
Post Petition Interest paid (2)				(0.3)	—	—	—	(0.3)

Net Claim Liability at October 5, 2017				$174.6	$145.0	$4.61	$24.3	$0.7

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Claim Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims, (iii) the assignment of claims to their respective parents, and (iv) certain netting agreements between Debtors and Non-Controlled Affiliates.

(2)	Claims Distributions and other reductions and Post-Petition Interest paid include:

($ in billions)	Total Debtors	LBHI	LCPI	LBSF	Other Debtors

Claims Distributions and Post Petition Interest paid	$119.4	$78.3	$20.0	$14.3	$6.8

Other Reductions
Intercompany Funding Adjustments	7.8	—	4.1	2.9	0.8
Plan Adjustments	(0.7)	(2.8)	1.1	0.9	0.3
Assignment of Claims (a)	10.2	10.1	0.1	—	—
Third Party and Affiliate Guarantees Satisfied (b)	12.6	12.6	—	—	—
Freddie Mac Settlement	1.1	1.1	—	—	—
Convenience Claims and other	0.7	0.1	0.0	0.1	0.4

Total Claims Distributions and other reductions and Post Petition Interest paid	$151.1	$99.4	$25.3	$18.2	$8.3

(a)	Claims assigned by Non-Controlled Affiliates (primarily LB RE Financing No.1 Limited of $4.6 billion, LBSN of $3.2 billion and LB UK Financing Limited of $2.1 billion), net of distributions, to LBHI in connection with settlement agreements with Non-Controlled Affiliates.

(b)	Allowed Guarantee claims (primarily Bankhaus $7.4 billion, LCPI $1.9 billion, LBCS $1.5 billion, LBF $0.6 billion, LOTC $0.2 billion, and LBCC $0.2 billion), net of distributions, deemed satisfied as a result of distributions to creditors from the combination of the primary obligor and LBHI as the guarantor.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 11 – Liabilities Subject to Compromise (continued)

As of October 5, 2017, Liabilities Subject to Compromise were estimated at approximately $174.6 billion, net of distributions and other reductions.

Through October 5, 2017, the Debtors have allowed approximately $320.9 billion in claims, and have remaining approximately $28.3 billion of unresolved filed claims, which are estimated to be allowed at $4.7 billion (including $666 million of post-petition interest recorded at certain Debtors). The Estimated Unresolved Claims to be Allowed decreased $2.5 billion as compared to June 30, 2017.

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 33107) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

Thirteenth Plan Distribution

On October 5, 2017, the Debtors made their thirteenth Plan Distribution to creditors. The Company distributed to creditors approximately $2.4 billion, of which approximately $1.6 billion was distributed on account of claims owned or formerly owned by third party creditors. The $1.6 billion includes approximately $132 million of distributions to LBHI on account of claims against LBHI, which were previously owned by third party creditors, but held by LBHI on the D13 record date.

Distributions through October 5, 2017

Through D13, the Debtors have made distributions to creditors totaling $119.0 billion, of which $87.6 billion were payments on account of claims owned or formerly owned by third party creditors.

Post-Petition Interest

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim entitled to receive post-petition interest shall receive post-petition interest on the Allowed amount of such Claim.

As of October 5, 2017, LOTC has paid $206 million for post-petition interest. As of October 5, 2017, there is no accrual for post-petition interest as LOTC did not record estimates for post-petition interest on affiliate claims and claims assigned to LBHI through the Lehman Brothers Finance S.A. (“LBF”) Settlement in March 2013 (refer to the December 31, 2013 Balance Sheets, Docket No. 43916, for additional information). Substantially all remaining cash at LOTC (after all Allowed Claims have been satisfied in full) will flow to LBHI in the form of post-petition interest and/or an equity distribution.

LBCC has recorded an estimate of $349 million for post-petition interest for both third party and affiliate claims, net of distributions to (i) LBHI of approximately $29 million on claims that were purchased by LBHI from third party creditors for post-petition interest, (ii) certain Debtors and Non-Controlled Affiliates of approximately $14 million, and (iii) $5 million for Plan Adjustments. This amount is based on the Post-D13 Cash Flow Estimates.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 12 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and mediation proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any potential recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Affirmative litigations:

Counterparty	Debtor(s)	Commenced	Court	Court Reference	Most Recent Disclosure

Citibank (“Citibank Litigation”)	LBHI	June 2014	Bankruptcy Court	12-010044 (SCC)	(a)

Mortgage Sellers	LBHI	Various	Various	Various	(b)

Bank of America National Association et al. (“SPV Avoidance Actions”)	LBSF	September 2010	Bankruptcy Court	10-03547 (SCC)	June 30, 2017 Balance Sheets - Docket No. 56297

Credit Suisse Group AG	LBHI, LBSF LBCS, LBCC	November 2013	Bankruptcy Court	13-01676 (SCC)	September 30, 2013 Balance Sheets - Docket No. 42236

Ballyrock ABS CDO 2007-1 Limited Wells Fargo Bank N.A. (“Ballyrock Litigation”)	LBSF	February 2009	Bankruptcy Court	09-01032 (SCC)	March 31, 2012 Balance Sheets - Docket No. 29731
Other litigations:
Counterparty	Debtor(s)	Commenced	Court	Court Reference	Most Recent Disclosure

Lehman Brothers International (Europe) (in administration) (“LBIE Waterfall Applications”)	LBHI	Not applicable	Not applicable	Not applicable	(c)

RMBS Trustee	LBHI SASCO	September 2009	Bankruptcy Court	08-13555 (SCC)	(d)

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 12 – Legal Proceedings (continued)

(a)	Citibank Litigation

On September 29, 2017, Citibank and LBHI and certain Debtors reached a settlement agreement, which provided for, among other things, the (i) payment of $1.74 billion from Citibank N.A. to various Debtors (LBHI $1,628 million, LBCC $86 million, LBCS $18 million, and LBSF $11 million), and (ii) assignment of Citibank Entities’ claims against various Debtors to LBHI. On October 13, 2017, the Bankruptcy Court entered an order approving the Citibank Settlement, and in November 2017 the Debtors received the payment of $1.74 billion. Please refer to the motion filed by LBHI with the Bankruptcy Court on September 29, 2017 [Docket No. 56300] and the response to creditors entitled “Responses to Questions Regarding Allocations Related to the Settlement Agreement with Citibank” posted on the Epiq website for the meanings of capitalized terms used but not defined herein and for additional information on the Citibank Settlement.

Refer to the filed Balance Sheets as of June 30, 2017 for previous disclosure.

(b)	Mortgage Sellers

On March 31, 2017, a group of mortgage sellers filed a Motion to Dismiss for lack of subject matter jurisdiction and improper venue. On May 31, 2017, LBHI filed an opposition and on July 7, 2017, that group of mortgage sellers filed a reply. No hearing has been scheduled. On August 9, 2017, a group of mortgage sellers also moved to transfer venue. LBHI’s opposition was filed on October 6, 2017. The Company anticipates the Court will schedule hearings on all pending motions.

Refer to the filed Balance Sheets as of October 6, 2016 for previous disclosure.

(c)	LBIE Waterfall Applications

On October 24, 2017 the UK Court of Appeal issued its judgment on the Waterfall II (A) & (B) appeals. Among other things, the Court of Appeal found that (i) Bower v. Marris does not apply to the calculation of statutory interest, such that dividends should be allocated first to the payment of principal and then to the reduction of statutory interest; (ii) statutory interest doesn’t compound after a debt is paid in full; (iii) creditors aren’t entitled to interest for the late payment of statutory interest; and (iv) interest on contingent debts accrues from the administration date.

Refer to the filed Balance Sheets as of June 30, 2017 for previous disclosure.

(d)	RMBS Trustee

On July 6, 2017, the Bankruptcy Court approved the RMBS Trust Settlement Agreement (the “Proposed Settlement Agreement”) between the Company and a group of fourteen (14) institutional investors holding significant amounts of Lehman issued residential mortgage-backed securities. Under the Proposed Settlement Agreement, the Company will request the estimation and allowance of the claims related to the accepting covered RMBS trusts at $2.38 billion. In addition, if the Bankruptcy Court determines that the RMBS trusts are entitled to an allowed claim in an amount between $2.0 billion and $2.38 billion, the Company will agree to allow the claim in the amount of $2.38 billion. If the claim is allowed in an amount greater than $2.38 billion, the allowed claim will be set at such greater amount. If the claim is estimated in an amount greater than $2 billion, all parties have agreed to waive their right to appeal the Bankruptcy Court’s determination of the amount of the claim. If the amount of the claim is estimated below $2 billion, the RMBS Trustees have the right to appeal. Hearings began on November 20, 2017 and are expected to conclude by February 6, 2018.

Refer to the filed Balance Sheets as of April 6, 2017 for previous disclosure.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities recorded in non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 15 – Subsequent Event

Fourteenth Plan Distribution

As a result of the Citibank Settlement (see Note 12 – Legal Proceedings, Citibank Litigation), on October 9, 2017, LBHI filed a motion with the Bankruptcy Court to establish December 7, 2017 as the fourteenth distribution date, nearly four months in advance of the next scheduled semi-annual distribution date [Docket No. 56324]. On October 31, 2017, the Bankruptcy Court entered an order approving the motion.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of October 5, 2017

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total Company

Assets
Cash and short-term investments	$263	$69	$3	$7	$7	$2	$2	$42	$—	$11	$406	$135	$541
Cash and short-term investments pledged or restricted	1,749	839	85	47	0	0	0	2	—	16	2,740	21	2,761

Financial instruments and other inventory positions:
Commercial Real Estate	(0)	0	—	—	—	—	—	59	—	—	59	10	70
Loans and Residential Real Estate	3	—	—	—	—	—	—	12	—	—	15	0	15
Principal investments	3	—	—	—	—	—	—	3	—	—	6	108	114
Derivative Receivables and Related Assets	—	56	—	—	—	—	—	—	—	—	56	0	56

Total Financial instruments and other inventory positions	6	56	—	—	—	—	—	75	—	—	136	118	255

Receivables from Debtors and Debtor-Controlled Entities and other assets	2,125	366	18	311	484	241	167	0	0	4	3,716	139	3,855

Investments in Affiliates:										—
Controlled Entities	(27,635)	222	—	—	—	—	—	52	—	(243)	(27,604)	(21,014)	(48,618)
Non-Controlled Affiliates	421	—	—	—	—	—	—	—	—	—	421	—	421

Due from Affiliates:
Debtors and Debtor- Controlled Entities	19,847	424	267	20	—	8	—	5,274	—	189	26,029	2,449	28,479
Non-Controlled Affiliates	17,182	694	105	162	—	—	—	135	—	—	18,278	215	18,493

Total Due from Affiliates	37,029	1,118	372	182	—	8	—	5,409	—	189	44,307	2,665	46,972

Total Assets	$13,959	$2,670	$478	$547	$492	$251	$169	$5,580	$0	$(23)	$24,123	$(17,936)	$6,187

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$1,199	$41	$0	$—	$0	$0	$0	$529	$—	$9	$1,778	$180	$1,958

Due to Affiliates:
Debtor-Controlled Entities	$0	—	—	—	—	—	—	—	—	—	0	10,443	10,443
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	27	27

Total Due to Affiliates	0	—	—	—	—	—	—	—	—	—	0	10,470	10,470

Taxes Payable	130	—	3	0	—	—	0	5	—	—	138	2	140
Liabilities Subject to Compromise	144,855	24,285	253	368	2	0	—	4,619	—	82	174,464	0	174,464

Total Liabilities	146,184	24,326	256	368	2	0	0	5,153	—	91	176,381	10,652	187,033

Stockholders’ Equity	(132,225)	(21,655)	222	179	490	251	169	427	0	(114)	(152,258)	(28,588)	(180,846)

Total Liabilities and Stockholders’ Equity	$13,959	$2,670	$478	$547	$492	$251	$169	$5,580	$0	$(23)	$24,123	$(17,936)	$6,187

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 30.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 31.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of October 5, 2017 (Certain Other Debtors)

(Unaudited)

($ in millions)	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	BNC Mortgage LLC 09-10137	Other Debtors (1)
Assets
Cash and short-term investments	$1	$—	$—	$—	$10	$11
Cash and short-term investments pledged or restricted	13	—	—	—	4	16

Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—

Total Financial instruments and other inventory positions	—	—	—	—	—	—

Receivables from Debtors and Debtor-Controlled Entities and other assets	—	0	2	2	—	4

Investments in Affiliates	—	—	(243)	—	—	(243)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	113	—	77	—	—	189
Non-Controlled Affiliates	—	—	—	—	—	0

Total Due from Affiliates	113	—	77	—	—	189

Total Assets	$126	$0	$(165)	$2	$13	$(23)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$4	$0	$2	$—	$3	$9

Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—

Taxes Payable	—	—	—	—	—	—
Liabilities Subject to Compromise	78	—	—	0	4	82

Total Liabilities	82	0	2	0	8	91

Stockholders’ Equity	45	0	(167)	2	6	(114)

Total Liabilities and Stockholders’ Equity	$126	$0	$(165)	$2	$13	$(23)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1) Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of October 5, 2017 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$0	$2	$4	$68	$1	$0	$10	$1	$49	$—	$135
Cash and short-term investments pledged or restricted	(0)	2	6	2	—	—	0	—	12	—	21

Financial instruments and other inventory positions:
Commercial Real Estate	—	3	—	—	(0)	(0)	5	—	2	—	10
Loans and Residential Real Estate	—	0	0	—	—	—	—	—	—	—	0
Principal investments	0	—	31	—	—	—	0	—	77	—	108
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	0	—	0

Total Financial instruments and other inventory positions	0	3	31	—	(0)	(0)	6	—	78	—	118

Receivables from Debtors and Debtor-Controlled Entities and other assets	1	0	2	69	0	0	0	—	93	(27)	139

Investments in Affiliates	(26,799)	2	—	6	—	0	(213)	—	(221)	6,211	(21,014)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	2,421	—	325	—	—	(0)	498	—	15	(809)	2,449
Non-Controlled Affiliates	0	—	0	—	—	6	25	—	184	—	215

Total Due from Affiliates	2,421	—	325	—	—	6	522	—	200	(809)	2,665

Total Assets	$(24,377)	$10	$368	$144	$1	$7	$325	$1	$211	$5,375	$(17,936)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$1	$2	$6	$57	$0	$0	$51	$0	$89	$(26)	$180

Due to Affiliates:
Debtor-Controlled Entities	2,644	—	2,718	57	—	830	3,085	244	1,675	(809)	10,443
Non-Controlled Affiliates	—	—	1	—	—	—	0	—	26	—	27

Total Due to Affiliates	2,644	—	2,719	57	—	830	3,085	244	1,701	(809)	10,470

Taxes Payable	—	—	2	—	—	—	—	—	—	—	2
Liabilities Subject to Compromise	—	—	—	—	—	—	—	—	0	—	0

Total Liabilities	2,645	2	2,727	114	0	830	3,136	244	1,790	(836)	10,652

Stockholders’ Equity	(27,022)	8	(2,360)	31	1	(823)	(2,811)	(243)	(1,578)	6,211	(28,588)

Total Liabilities and Stockholders’ Equity	$(24,377)	$10	$368	$144	$1	$7	$325	$1	$211	$5,375	$(17,936)

See accompanying Notes to Balance Sheets

Note:	All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.
(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc. is reflected on a consolidated basis:
- excluding (i) separately reported wholly-owned subsidiaries that are Debtor entities (e.g. LCPI, LBSF and East Dover Ltd) and (ii) separately reported Debtor-Controlled Entities and their direct subsidiaries (e.g. 314 Commonwealth Ave Inc., Property Asset Management Inc., and Pami ALI LLC), and
- including wholly owned subsidiaries of LCPI (e.g. LCPI Properties Inc.).
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

IV. Post-Thirteenth Distribution Cash Flow Estimates

Table of Contents

A.	Basis of Presentation	33

B.	Highlights	36

C.	Summary	37

D.	Recoveries from Non-Controlled Affiliates	38

E.	Operating Expenses and Incentive Fees	40

F.	Debtors and Debtor-Controlled Entities Schedules	42

Quarterly Financial Report as of October 5, 2017 (Unaudited)

A. Basis of Presentation

The information and data included in these cash flow estimates and notes thereto (the “Post-D13 Cash Flow Estimates”) were prepared to update the Post-Twelfth Distribution Cash Flow Estimates filed July 20, 2017 (the “Post-D12 CFE”), and are based on estimated cash flows from assets managed in an orderly wind down and/or sale (and related costs of operations) over the period from October 6, 2017 through December 31, 2019 (the “Estimate Period” or “Post-D13”).

As the Company cannot definitively specify a date for the final termination of its activities, these Post-D13 Cash Flow Estimates include an estimate for expenses for potential residual activities (remaining asset dispositions, disputed claims resolutions, outstanding litigations, and administrative wind-down) that may extend beyond 2019.

All cash flows in the Estimate Period are presented on an undiscounted basis.

Key Assumptions

Recoveries from Non-Controlled Affiliates

Estimates of recoveries from Non-Controlled Affiliates are based on internal valuation models utilizing information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges.

Certain receivables from Non-Controlled Affiliates are held in foreign currencies, and as such, estimated recoveries related to these receivables are subject to movements in foreign exchange rates.

The majority of estimated remaining recoveries from Non-Controlled Affiliates are contingent upon (i) the resolution of matters in dispute and/or active litigation, (ii) the receipt of non-U.S. government and/or Court approvals, and/or (iii) the final wind down of estates not controlled by the Plan Administrator. As such, the timing and amount of future recoveries from Non-Controlled Affiliates is uncertain.

For further discussion of assumptions related to estimates of Recoveries from Non-Controlled Affiliates, refer to Section D herein.

Litigation

For litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 12 in the Notes to the Balance Sheets, the Post-D13 Cash Flow Estimates exclude estimated recoveries unless one of the following conditions is met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the Post-D13 Cash Flow Estimates reflect estimated recoveries at the agreed amounts, or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Post-D13 Cash Flow Estimates reflect estimated recoveries from the value locked in.

The Company expects that the actual amounts of future recoveries related to Affirmative Litigations will be material; however, final litigation outcomes are contingent on a number of factors outside of the Company’s direct control and are thus uncertain.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Key Assumptions (continued)

Litigation (continued)

Although potential litigation receipts are excluded herein, the Post-D13 Cash Flow Estimates do include the estimated costs (i.e. professional legal and advisory fees) of supporting such litigations. As the Company continues to monetize its remaining financial inventory and wind down its operations, the estimated costs of supporting the Company’s ongoing litigation activities has become an increasingly larger portion of the Company’s total estimated expenses.

Timing of Estimates

Estimates of recoveries from Non-Controlled Affiliates and the final resolution of litigation matters are subject to substantial timing uncertainties.

As estimated recoveries and expenses related to the above constitute the majority of the Post-D13 Cash Flow Estimates, the estimates herein do not reflect the Company’s views with respect to timing.

Intercompany Recoveries Among Controlled Entities

The Post-D13 Cash Flow Estimates include estimated intercompany recoveries between and among Debtors and Debtor-Controlled Entities, including:

(i)	receipts on pre-petition intercompany claims,

(ii)	equity distributions, and

(iii)	receipts and payments related to post-petition activity.

The Post-D13 Cash Flow Estimates reflect the following assumptions in the calculation of intercompany recoveries between and among Debtors and Debtor-Controlled Entities:

•	Allowed Claims as of October 5, 2017, and estimated unresolved third party claims to be allowed;

•	An estimate of the allocation of taxes between and among Controlled Entities in accordance with the Debtor Allocation Agreement (Refer to Note 10 – Taxes Payable in the Notes to the Balance Sheets);

•	Estimates for post-petition interest (refer to Note 11 in the Notes to the Balance Sheets), and equity distributions from Debtors and Debtor-Controlled Entities.

Foreign Exchange Rates

A significant portion of the Company’s remaining estimated recoveries are denominated in currencies other than the U.S. Dollar. The estimates herein reflect estimated recoveries on non-U.S. Dollar denominated assets using foreign exchange rates as of October 5, 2017.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Presentation Differences

Post-D12 CFE

The Post-D13 Cash Flow Estimates differ from the Post-D12 CFE generally as follows:

(i)	as a result of changes to estimates, or

(ii)	as a matter of presentation whereby certain estimates are classified differently from the Post-D12 CFE, but there is no resulting economic effect on the overall recoveries to the applicable legal entity.

As part of the Company’s planned operational wind-down and legal entity dissolution process, the Company has assigned and will continue to assign claims among Controlled Entities, typically from a subsidiary entity to a parent entity, with no resulting economic effect on overall recoveries. These assignments are reflected in the “Transfers, Reclassifications, Adjustments” column in the tables herein. For claim assignments in which Debtor entities are assigned claims against themselves (i.e., when LBHI is assigned a claim against LBHI), the receivables and payables are netted in the Balance Sheets and similarly offset herein.

Operating Report - Schedule of Cash Receipts and Disbursements

Amounts presented in the Post-D13 Cash Flow Estimates, including actual results in the Prior Period, may differ from the presentation of cash flows in the Company’s Post-Effective Operating Report – Schedule of Cash Receipts and Disbursements (“Cash Operating Report”), primarily as a matter of presentation, whereby certain amounts are classified differently from the presentation herein.

For example, LBHI collects cash on behalf of other Debtors and Debtor-Controlled Entities which do not maintain separate bank accounts. In such cases, the Cash Operating Reports reflect these cash collections at LBHI, whereas the Post-D13 Cash Flow Estimates reflect these cash collections at the entity on whose books the related assets are reported in the Balance Sheets.

Expenses related to incentive fees for the Board are recognized in accordance with the schedule of payments provided in the LBHI Director Incentive Compensation Plan (see Docket No. 44924 for further details).

Disclosure Statement

The presentation of the Post-D13 Cash Flow Estimates differs from the presentation of the “Cash Flow Estimates Through 2014” as reported in Exhibit 7 to the Disclosure Statement of the Plan (“DS Exhibit 7”). Refer to the 2012+ Cash Flow Estimates filed July 25, 2012 (the “2012+ CFE”) for further discussion of these presentation differences.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

B. Highlights

Estimated Recoveries

Total estimates of aggregate gross recoveries, before operating disbursements and payments in satisfaction of secured, priority, administrative and unsecured claims of Debtors and liabilities of Debtor-Controlled Entities, increased by $2.1 billion to $102.0 billion in the Post-D13 Cash Flow Estimates as compared to $99.9 billion in the Post-D12 CFE. Net of operating disbursements, total estimated net recoveries increased by $2.1 billion to $98.3 billion primarily driven by the inclusion of (i) $1.74 billion related to the Citibank Settlement, which had been excluded from prior estimates as a potential litigation recovery (refer to Note 12 – Legal Proceedings, for additional information); (ii) $123 million related to the LUK and LPTSI Sale (refer to Note 7 – Investments in Affiliates, LUK and LPTSI Stock and Note Sale, for additional information on the sale); and (iii) $107 million related to an increase in estimated recoveries from Non-Controlled Affiliates.

(*)	CFO refers to Cash From Operations
(1)	Refer to the “Responses to Questions Received From Creditors” posted to www.lehman-docket.com on October 30, 2014, for a reconciliation of these figures.
(2)	Estimates included in DS Exhibit 7, adjusted for certain Presentation Adjustments (refer to the 2012+ CFE for further information).
(3)	The Operating Expense estimates in DS Exhibit 7 reflected the estimated costs for expected personnel and infrastructure requirements to support the workforce for each year from 2011 to 2014. These Operating Expense estimates did not include estimates for costs beyond 2014.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

C. Summary

The Company estimates that Total Post-D13 CFE Cash From Operations will be $3.9 billion, an increase of $2.1 billion compared to the Post-D12 CFE. The increase was primarily driven by (i) a $1.74 billion increase in estimated recoveries in Other related to the Citibank Settlement (these litigation recoveries were excluded from prior estimates); (ii) a $123 million increase in estimated recoveries related to the LUK and LPTSI Sale, net of an adjustment for claims and receivables from LBHI and Other Debtors owned by LUK and LPTSI; and (iii) a $107 million increase in estimated recoveries from Non-Controlled Affiliates.

Cash activities between April 7, 2017 and October 5, 2017 included (i) the collection of $1.1 billion of recoveries from Non-Controlled Affiliates, primarily driven by recoveries from LBHI2 and Lehman Brothers Limited, (ii) the monetization of inventory of approximately $0.6 billion, primarily in the Private Equity/Principal Investments and Derivatives portfolios, (iii) the receipt of $0.5 billion from the LUK and LPTSI Sale in Other, and (iv) operating expenses of $90 million, driven by professional fees related to the Company’s claims mitigation and litigation activities.

Of the $2.7 billion of remaining Estimated Net Receipts shown in the Post-D13 CFE, the Company anticipates that approximately 91% will be collected by the end of 2018.

($ in millions)	Post-D12 Cash Flow Estimates	Less: Cash Activity 4/7/17 - 10/5/17	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D13 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$133	$(39)	$14	$(39)	$70
Loans (Corporate & Residential)	75	(83)	50	(27)	15
Private Equity / Principal Investments	769	(336)	30	(350)	114
Derivatives	159	(111)	8	—	56
Other	344	(527)	1,894	730	2,440

Sub-Total - Net Receipts	$1,479	$(1,097)	$1,997	$314	$2,694

Recoveries From Non-Controlled Affiliates
Europe	$2,308	$(1,029)	$133	$(204)	$1,208
Asia	623	(52)	(26)	(87)	458

Sub-Total - Recoveries From Non-Controlled Affiliates	$2,932	$(1,081)	$107	$(292)	$1,666

Operating Expenses
Professional Fees	$(172)	$62	$(2)	$—	$(111)
Compensation & Benefits	(127)	18	(5)	—	(115)
Other Administrative Expenses	(46)	10	(1)	—	(38)

Sub-Total - Operating Expenses	$(345)	$90	$(9)	$—	$(264)

Incentive Fees	$(200)	$5	$(23)	$—	$(218)

Total Cash From Operations (CFO)	$3,865	$(2,083)	$2,073	$23	$3,877

(a)	Transfers, Reclassifications and Adjustments primarily include:

•	adjustments to deconsolidate assets owned by LUK and LPTSI from Commercial Real Estate, Loans, Private Equity / Principal Investments and Recoveries From Non-Controlled Affiliates to Other Net Receipts of $39 million, $27 million, $350 million and $295 million, respectively, as a result of the LUK and LPTSI Sale, and

•	adjustment of $110 million in “Other Net Receipts” to offset cash paid in August 2017 for the repayment by LBHI to LBHI2 of an outstanding loan received in September 2016, which was collateralized by LBHI’s claims against LBIE. LBHI had recorded a liability related to this loan in previous Balance Sheets.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

D. Recoveries from Non-Controlled Affiliates

The Company estimates that Post-D13 CFE Recoveries from Non-Controlled Affiliates will be $1.7 billion, which reflects an increase in estimates of $107 million compared to Total Recoveries from Non-Controlled Affiliates presented in the Post-D12 CFE.

Basis of Presentation

Recoveries from Non-Controlled Affiliates represent estimated recoveries on intercompany claims against affiliates of the Company that were not managed or controlled by a Debtor as of the Effective Date, including all affiliates that are subject to separate proceedings in Europe and Asia. (Further information on these intercompany claims against Non-Controlled Affiliates can be found in Note 8 – Due from/to Affiliates in the Notes to the Balance Sheets)

Estimates of recoveries from Non-Controlled Affiliates are based on information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges. Actual recoveries from Non-Controlled Affiliates may vary materially from estimates included herein.

In some cases, the Company’s payments of obligations to Non-Controlled Affiliates are part of the resources used by such Non-Controlled Affiliates to pay their own obligations, including obligations payable to the Company. An example of a Non-Controlled Affiliate with both substantial claims into the Company and payables to the Company is LBT.

For cases in which the Company has offsetting or partially offsetting payables to and receivables from certain Non-Controlled Affiliates, the Company has pursued and will continue to pursue offsetting arrangements with such Non-Controlled Affiliates to accelerate the distribution of cash to third party creditors. For consistency and comparability of reporting, the Post-D13 CFE reflects the full estimated recoveries from such Non-Controlled Affiliates prior to any offsetting arrangements.

Certain Non-Controlled Affiliates are in various stages of their respective wind-down processes, including final distributions and entity dissolutions.

The majority of estimated remaining recoveries from Non-Controlled Affiliates are contingent upon (i) the resolution of matters in dispute and/or active litigation, (ii) the receipt of non-U.S. government and/or Court approvals, and/or (iii) the final wind down of estates not controlled by the Plan Administrator. As such, the timing and amount of receipts of future estimated recoveries from Non-Controlled Affiliates is uncertain.

($ in millions)	Post-D12 Cash Flow Estimates	Less: Prior Period Activity	Estimate Changes	Transfers, Reclassifications, Adjustments (a)	Post-D13 Cash Flow Estimates
Recoveries from Non-Controlled Affiliates
Europe	$2,308	$(1,029)	$133	$(204)	$1,208
Asia	623	(52)	(26)	(87)	458

Total - Recoveries from Non-Controlled Affiliates	$2,932	$(1,081)	$107	$(292)	$1,666

(a)	Transfers, Reclassifications, and Adjustments primarily include an adjustment to deconsolidate assets owned by LUK and LPTSI, as a result of the LUK and LPTSI Sale.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Recoveries from Non-Controlled Affiliates (continued)

For a breakdown of Non-Controlled Affiliates included within the Europe and Asia categories, including net receivables balances, refer to Note 8 in the Notes to the Balance Sheets.

For information on cash collections for the period between D12 and D13, refer to Note 8 in the Notes to the Balance Sheets and Cash Operating Reports.

LBHI2

The Company’s estimates of recoveries from LBHI2 do not reflect contingent receivables in excess of the

Joint Venture’s initial capitalization. The Company’s ultimate recoveries from the Joint Venture are conditioned upon the resolution of a number of complex legal disputes surrounding distributions from LBIE, including the interpretation of LBIE’s pre-administration contracts, and various other legal issues. The final outcomes are contingent on a number of factors outside of the Company’s direct control and are thus uncertain.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

E. Operating Expenses and Incentive Fees

The Company estimates that Post-D13 CFE Operating Expenses will be $264 million, which reflects an increase in estimates of $9 million compared to Total Operating Expenses presented in the Post-D12 CFE. The Company estimates that Post-D13 CFE Incentive Fees will be $218 million, which reflects an increase in estimates of $23 million compared to Incentive Fees presented in the Post-D12 CFE.

($ in millions)	Post-D12 Cash Flow Estimates	Less: Prior Period Activity	Estimate Changes	Reclasses / Transfers	Post-D13 Cash Flow Estimates
Operating Expenses
Professional Fees	$(172)	$62	$(2)	$—	$(111)
Compensation and Benefits	(127)	18	(5)	—	(115)
Other Administrative Expenses	(46)	10	(1)	—	(38)

Sub-Total - Operating Expenses	$(345)	$90	$(9)	$—	$(264)

Incentive Fees	$(200)	$5	$(23)	$—	$(218)

Professional Fees

Professional Fees include fees paid to third party professional services firms, including legal counsel and other consulting and advisory fees supporting litigation activities, claims mitigation activities, bankruptcy and Plan-related activities, audit and financial-related services, and other administrative activities.

Compensation and Benefits

Compensation and Benefits include compensation, incentives, benefits, severance, and payroll taxes for employees of the Company as well as fees and expenses paid to Alvarez & Marsal North America, LLC (“A&M”) for certain staff resources. Annual bonus and severance payments are typically paid in the beginning of the following calendar year, thus a significant portion of compensation and benefits expenses generally lags one year for cash reporting.

Other Administrative Expenses

Other Administrative Expenses include asset management and infrastructure-related expenses, including but not limited to information technology, communications, outsourced asset management service providers, market data and analytics, and administrative expenses, such as insurance premiums, occupancy costs, taxes and filing fees, and employee expense reimbursements.

Wind Down Expenses

The estimates herein assume that costs will continue to be incurred to monetize remaining financial assets, resolve outstanding litigations and disputed claims, and to execute the wind-down of operations. As the inventory of remaining assets is reduced, the Company expects that it will continue to focus on the management and resolution of claims, pursuit of outstanding litigations, and administrative wind-down activities. This continued focus is reflected in these Post-D13 Cash Flow Estimates for Compensation & Benefits and Professional Fees for litigation, claims resolution, and wind-down activities.

The estimates herein reflect the assumption that although the preponderance of final asset dispositions, resolution of remaining disputed claims, pursuit of outstanding litigations, remaining collections from Non-Controlled Affiliates, corporate entity dissolutions, and financial and tax reporting requirements will be completed by the end of 2019, these Post-D13 Cash Flow Estimates include an estimate for residual activities that may extend beyond 2019.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Operating Expenses (continued)

Incentive Fees

Incentive Fees include estimated formula-based incentive fees for the LBHI Board of Directors and third party professional services firms, including A&M and Houlihan Lokey Howard & Zukin Capital, Inc.

Estimated Incentive Fees increased by $23 million due to formula-based increases related to increases in estimated total net recoveries.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

F. Debtors and Debtor-Controlled Entities Schedules

LBHI

The Company estimates that Total Post-D13 CFE Cash From Operations, including Intercompany Receipts, at LBHI will be $4.2 billion, which reflects an increase in estimates of $1.7 billion compared to estimates presented in the Post-D12 CFE.

($ in millions)	Post-D12 Cash Flow Estimates	Less: Cash Activity 4/7/17 - 10/5/17	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D13 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$0	$(1)	$1	$—	$—
Loans (Corporate & Residential)	51	(79)	45	(14)	3
Private Equity / Principal Investments	3	(4)	4	—	3
Derivatives	—	—	—	—	—
Other	278	(512)	1,766	730	2,263

Sub-Total - Net Receipts	$332	$(596)	$1,816	$716	$2,268

Recoveries From Non-Controlled Affiliates
Europe	$1,057	$(156)	$77	$5	$983
Asia	539	(52)	(10)	(35)	442

Sub-Total - Recoveries From Non-Controlled Affiliates	$1,597	$(208)	$67	$(31)	$1,425

Operating Expenses
Professional Fees	$(116)	$44	$(4)	$—	$(76)
Compensation & Benefits	(93)	12	(4)	—	(85)
Other Administrative Expenses	(33)	6	(2)	—	(29)

Sub-Total - Operating Expenses	$(242)	$62	$(10)	$—	$(190)

Incentive Fees	$(133)	$3	$(16)	$—	$(145)

Total Cash From Operations (CFO)	$1,554	$(738)	$1,857	$685	$3,358

Pre-Petition Intercompany Receipts from Controlled Entities	2,493	(1,792)	323	121	1,145
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(1,250)	231	16	41	(961)
Investments in Affiliates	1,269	(199)	(454)	—	616

Total CFO + Intercompany Receipts	$4,067	$(2,498)	$1,742	$848	$4,159

(a)	Transfers, Reclassifications and Adjustments primarily include:

•	adjustments to deconsolidate assets owned by LUK and LPTSI as a result of the LUK and LPTSI Sale, and

•	adjustment of $110 million in Other Net Receipts to offset cash paid in August 2017 related to the repayment by LBHI to LBHI2 of an outstanding loan received in September 2016, which was collateralized by LBHI’s claims against LBIE. LBHI had recorded a liability related to this loan in previous Balance Sheets.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

LBHI (continued)

Recoveries from Non-Controlled Affiliates

The Company estimates that LBHI will collect approximately $1.4 billion from Non-Controlled Affiliates, of which the Company estimates that approximately 53% will be collected from LBF, LBJ, and Thayer Properties Limited.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC. The Company estimates that LBHI will receive approximately $1.1 billion, including (i) $0.5 billion and $0.2 billion from LBSF and LCPI, respectively, and (ii) $0.3 billion from Debtor-Controlled Entities, primarily Luxembourg Finance S.a.r.l., SMF No.1 Limited, and LB I Group, which collectively represent approximately 73% of the aggregate receipts from Debtor-Controlled Entities.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities, as described in the October 5, 2017 Balance Sheets and adjusted for (i) net receipts related to the allocation of estimated taxes payable in accordance with the Debtor Allocation Agreement, and (ii) various other items.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. The Company estimates that LBHI will receive approximately $0.6 billion, primarily from LOTC of $0.5 billion.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

LCPI

The Company estimates that Total Post-D13 CFE Cash From Operations, including Intercompany Receipts, at LCPI will be $168 million, which reflects an increase in estimates of $32 million compared to estimates presented in the Post-D12 CFE.

($ in millions)	Post-D12 Cash Flow Estimates	Less: Cash Activity 4/7/17 - 10/5/17	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D13 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$91	$(54)	$22	$—	$59
Loans (Corporate & Residential)	11	(1)	2	—	12
Private Equity / Principal Investments	3	—	—	—	3
Derivatives	—	—	—	—	—
Other	—	(0)	0	—	—

Sub-Total - Net Receipts	$105	$(55)	$25	$—	$75

Recoveries From Non-Controlled Affiliates
Europe	$1	$—	$0	$—	$1
Asia	—	—	0	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$1	$—	$0	$—	$1

Operating Expenses
Professional Fees	$(3)	$1	$(1)	$—	$(2)
Compensation & Benefits	(6)	1	0	—	(5)
Other Administrative Expenses	(4)	1	1	—	(2)

Sub-Total - Operating Expenses	$(13)	$3	$1	$—	$(9)

Incentive Fees	$(33)	$1	$(4)	$—	$(36)

Total Cash From Operations (CFO)	$59	$(51)	$22	$—	$30

Pre-Petition Intercompany Receipts from Controlled Entities	614	(25)	61	6	656
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	166	(636)	(53)	—	(524)
Investments in Affiliates	14	(10)	2	—	6

Total CFO + Intercompany Receipts	$853	$(722)	$32	$6	$168

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on pre-petition intercompany receivables from Debtor-Controlled Entities, Post-Petition Interest on Allowed Claims against LBCC, and Allowed Claims against Debtors (per the Plan). The Company estimates that LCPI will receive approximately $0.5 billion, primarily from Lehman ALI Inc.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Estimated net Post-Petition intercompany payables primarily includes loans to LCPI from LBFP of $241 million, LBDP of $167 million, and LBCC of $110 million.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

LBSF

The Company estimates that Total Post-D13 CFE Cash From Operations, including Intercompany Receipts, at LBSF will be $410 million, which reflects an increase in estimates of $59 million compared to estimates presented in the Post-D12 CFE.

($ in millions)	Post-D12 Cash Flow Estimates	Less: Cash Activity 4/7/17-10/5/17	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D13 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—
Loans (Corporate & Residential)	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—
Derivatives	159	(111)	8	—	56
Other	17	(7)	13	—	23

Sub-Total - Net Receipts	$176	$(118)	$21	$—	$79

Recoveries From Non-Controlled Affiliates
Europe	$22	$(8)	$12	$—	$26
Asia	—	—	0	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$22	$(8)	$12	$—	$26

Operating Expenses
Professional Fees	$(46)	$14	$4	$—	$(28)
Compensation & Benefits	(18)	4	(6)	—	(20)
Other Administrative Expenses	(5)	2	(1)	—	(5)

Sub-Total - Operating Expenses	$(69)	$20	$(3)	$—	$(52)

Incentive Fees	$(24)	$1	$(2)	$—	$(26)

Total Cash From Operations (CFO)	$104	$(105)	$28	$—	$27

Pre-Petition Intercompany Receipts from Controlled Entities	101	(57)	28	—	72
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	287	21	3	—	311
Investments in Affiliates	—	—	—	—	—

Total CFO + Intercompany Receipts	$492	$(142)	$59	$—	$410

Recoveries from Non-Controlled Affiliates

LBSF collected $8 million during the period between April 7, 2017 and October 5, 2017, and the Company estimates that LBSF will collect an additional $26 million from LBT.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts primarily include (i) a receivable of $352 million related to LBSF’s cash reserves for disputed claims that were invested in secured notes issued by LBHI, and (ii) a payable of $41 million to LBCC, related to a loan secured by LBSF assets.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Other Debtors

($ in millions)	LOTC	LBCC	LBCS	LBFP	Merit	LBDP	Other Debtors	Total Other Debtors
POST-D13 CASH FLOW ESTIMATES
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—	$—	$—	$—
Loans (Corporate & Residential)	—	—	—	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—	—	—	—
Derivatives	—	—	—	—	—	—	—	—
Other	0	86	18	0	—	—	—	105

Sub-Total - Net Receipts	$0	$86	$18	$0	$—	$—	$—	$105

Recoveries From Non-Controlled Affiliates
Europe	$—	$0	$5	$—	$—	$—	$—	$5
Asia	—	10	—	—	—	—	—	10
Sub-Total - Recoveries From Non-Controlled Affiliates	$—	$10	$5	$—	$—	$—	$—	$15

Operating Expenses
Professional Fees	$(0)	$(2)	$(1)	$(0)	$(0)	$(0)	$(0)	$(4)
Compensation & Benefits	(0)	(2)	(1)	(0)	—	—	(0)	(3)
Other Administrative Expenses	(1)	(1)	(0)	(0)	—	—	(0)	(2)

Sub-Total - Operating Expenses	$(1)	$(5)	$(2)	$(0)	$(0)	$(0)	$(0)	$(8)

Incentive Fees	$(2)	$(2)	$(5)	$(1)	$—	$(0)	$(1)	$(11)

Total Cash From Operations (CFO)	$(2)	$90	$16	$(1)	$(0)	$(0)	$(1)	$101

Pre-Petition Intercompany Receipts from Controlled Entities	$—	$1	$9	$0	$—	$—	$5	$14
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	484	225	(3)	241	—	167	(8)	1,105
Investments in Affiliates	—	—	—	—	—	—	—	—

Total Post-D13 CFO + Intercompany Receipts	$482	$316	$22	$241	$(0)	$167	$(5)	$1,221

Cash Activity, 4/7/17 - 10/5/17	$16	$12	$3	$(125)	$—	$(147)	$16	$(225)
Transfers, Reclassifications, Adjustments	—	—	—	—	—	—	—	—

Total Post-D13 CFE, including Prior Period Activity	$497	$328	$25	$116	$(0)	$20	$10	$996

Total Post-D12 CFE	497	244	6	115	(0)	20	66	948

Variance, Post-D13 CFE (including Prior Period) vs. Post-D12 CFE	0	83	19	0	0	0	(55)	48

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition Intercompany Receipts from/Payables to Controlled Entities primarily include the following outstanding loans:

•	$484 million and $74 million, from LOTC, and LBCC, respectively, to LBHI;

•	$241 million, $167 million, and $110 million from LBFP, LBDP, and LBCC to LCPI, respectively; and

•	$41 million from LBCC to LBSF

Variance, Post-D13 CFE (including Prior Period) vs. Post-D12 CFE

Variances in the Post-D13 estimates compared to the Post-D12 CFE primarily related to receivables at LBCC and LBCS of $86 million and $18 million, respectively, that were recorded as a result of the Citibank Settlement (refer to Note 12 – Legal Proceedings, for additional information), partially offset by a decrease in estimated recoveries at Other Debtors.

Quarterly Financial Report as of October 5, 2017 (Unaudited)

Debtor-Controlled Entities

($ in millions)	Post-D12 Cash Flow Estimates	Less: Cash Activity 4/7/17 - 10/5/17	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D13 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$42	$16	$(9)	$(39)	$10
Loans (Corporate & Residential)	13	(3)	4	(13)	—
Private Equity / Principal Investments	763	(332)	26	(350)	108
Derivatives	0	(0)	0	—	0
Other	47	(6)	8	(0)	49

Sub-Total - Net Receipts	$866	$(326)	$30	$(402)	$167

Recoveries From Non-Controlled Affiliates
Europe	$1,222	$(862)	$42	$(209)	$193
Asia	72	(0)	(15)	(52)	5

Sub-Total - Recoveries From Non-Controlled Affiliates	$1,294	$(862)	$27	$(261)	$198

Operating Expenses
Professional Fees	$(2)	$2	$(1)	$—	$(1)
Compensation & Benefits	(5)	0	2	—	(3)
Other Administrative Expenses	(1)	0	(0)	—	(1)

Sub-Total - Operating Expenses	$(7)	$2	$0	$—	$(4)

Incentive Fees	$—	$—	$—	$—	$—

Total Cash From Operations (CFO)	$2,153	$(1,186)	$57	$(663)	$361

Pre-Petition Intercompany Receipts from Controlled Entities	120	(26)	45	(50)	89
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(67)	99	37	—	68
Investments in Affiliates	471	—	0	(58)	414

Total CFO + Intercompany Receipts	$2,676	$(1,113)	$139	$(770)	$932

(a)	Transfers, Reclassifications and Adjustments primarily include an adjustment to deconsolidate assets owned by LUK and LPTSI, as a result of the LUK and LPTSI Sale.

Recoveries from Non-Controlled Affiliates

The Company estimates that Debtor-Controlled Entities will collect approximately $0.2 billion, primarily from various Non-Controlled Affiliates in the UK.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan). The Company estimates that Debtor-Controlled Entities will receive approximately $89 million, primarily driven by Lehman Ali’s Allowed Claims against LBHI.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receivables include the net settlement of Post-Petition intercompany receivables and payables between Debtors and Debtor-Controlled Entities adjusted for net receipts related to the allocation of taxes in accordance with the Debtor Allocation Agreement and other items.

The Company estimates that Debtor-Controlled Entities will collect approximately $68 million from LBHI.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed its liabilities.

The Company estimates that Debtor-Controlled Entities will recover approximately $0.4 billion through investments in LBFP and LBDP.